Exhibit 16.1

[Letterhead of Williams & Webster, P.S.]

December 8, 2008

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC  20549

Re:   Oxis International, Inc.
        Commission File Number (000-08092)

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated December 8, 2008 except for the paragraph engaging the new auditor of which we have no knowledge.

Our independent auditor’s report on the financial statements of Oxis International, Inc. for the periods ended December 31, 2007 and 2006 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Oxis International, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington